U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


|X| Form 10-K and Form 10-KSB | | Form 20-F | | Form 11-K
| | Form 10-Q and Form 10-QSB | | Form N-SAR

For Period Ended:  DECEMBER 31, 2005

| |      Transition Report on Form 10-K
| |      Transition Report on Form 20-F
| |      Transition Report on Form 11-K
| |      Transition Report on Form 10-Q
| |      Transition Report on Form N-SAR

For the Transition Period Ended: NOT APPLICABLE

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: NOT APPLICABLE

PART I - REGISTRANT INFORMATION

Full Name of Registrant:  MEDIAVEST, INC.

Former Name if Applicable:

Address of Principal Executive Office: 2121 AVENUE OF THE STARS, LOS ANGELES,
                                       CA  90067


PART II - RULES 12B-25(B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K OR 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

      The Registrant was not able to complete the required financial statements for the fiscal year ended December 31, 2005 on a timely basis.

PART IV - OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification:

  ROBERT ELLIN                                         (310) 601-2500
  CHIEF EXECUTIVE OFFICER AND PRESIDENT
--------------------------------------------------------------------------------
         (Name)                                  (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      MEDIAVEST, INC. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

      Dated this 3rd day of April, 2006


                                    MEDIAVEST, INC.



                                    By: /s/ Robert Ellin
                                       -------------------------------
                                    Name: Robert Ellin
                                    Title: Chief Executive Officer and President